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                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ] CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY
                                                  (AS PERMITTED BY RULE 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                        STATE AUTO FINANCIAL CORPORATION
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

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

                    [State Auto Financial Corporation Logo]

                        STATE AUTO FINANCIAL CORPORATION

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of
STATE AUTO FINANCIAL CORPORATION:

     Notice is hereby given that the Annual Meeting of Shareholders of State Auto Financial Corporation (the "Company") will be held at the Company's principal executive offices located at 518 East Broad Street, Columbus, Ohio, on Friday, May 25, 2001, at 10:00 A.M., EDST, for the following purposes:

          1. To elect three Class I directors, each to hold office for a three-year term and until a successor is elected and qualified; and

          2. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The close of business on April 3, 2001 has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournment thereof.

     In order that your shares may be represented at this meeting and to assure a quorum, please sign and return the enclosed proxy promptly. A return addressed envelope, which requires no postage, is enclosed. In the event you are able to attend and wish to vote in person, at your request we will cancel your proxy.

                                              By Order of the Board of Directors

                                              JOHN R. LOWTHER
                                              Secretary

Dated: April 20, 2001

                        STATE AUTO FINANCIAL CORPORATION

                                PROXY STATEMENT

                                    GENERAL

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of State Auto Financial Corporation (the "Company") to be used at its Annual Meeting of Shareholders to be held May 25, 2001 (the "Annual Meeting"). Shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. Any proxy may be revoked at any time, insofar as it has not been exercised, by delivery to the Company of a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A shareholder's presence at the Annual Meeting does not by itself revoke the proxy.

     The mailing address of the principal executive offices of the Company is 518 East Broad Street, Columbus, Ohio 43215. The approximate date on which this Proxy Statement and the form of proxy are first being sent or given to shareholders is April 20, 2001.

                               PROXIES AND VOTING

     The close of business on April 3, 2001, has been fixed as the record date for the determination of shareholders entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. On the record date there were outstanding and entitled to vote 38,695,961 of the Company's Common Shares, without par value. Each Common Share is entitled to one vote.

     Shareholders do not have the right to cumulate their votes in the election of directors, and the nominees receiving the highest number of votes will be elected as the Class I directors.

     All Common Shares represented by properly executed proxies will be voted at the Annual Meeting in accordance with the choices indicated on the proxy. If no choices are indicated on a proxy, the Common Shares represented by that proxy will be voted in favor of the nominees listed in this Proxy Statement for election as Class I directors. Any proxy may be revoked at any time prior to its exercise by delivering to the Company a subsequently dated proxy or by giving notice of revocation to the Company in writing or in open meeting. A shareholder's presence at the Annual Meeting does not by itself revoke the proxy.

     Abstentions will be considered as Common Shares present and entitled to vote at the Annual Meeting and will be counted for purposes of determining whether a quorum is present. Abstentions will not be counted in determining the votes cast for the election of directors and will not have a positive or negative effect on the outcome of the election.

     If your Common Shares are held in street name, you will need to instruct your broker regarding how to vote your Common Shares. If you do not provide your broker with voting instructions regarding the election of directors, your broker will nevertheless have the discretion to vote your Common Shares for the election of directors. There are certain other matters, however, over which your broker does not have discretion to vote your Common shares without your instructions -- these situations are referred to as "broker non-votes." If such a matter comes before the Annual Meeting (which is not anticipated), your Common Shares will not be voted on that matter.

                      PROPOSAL ONE: ELECTION OF DIRECTORS

     The number of directors currently is fixed at nine. The Board of Directors is divided into three classes, Class I, Class II and Class III, with three directors in each Class. The term of office of directors in one Class expires annually at each annual meeting of shareholders at such time as their successors are elected and qualified. Directors in each Class are elected for three-year terms. The term of office of the Class I directors expires concurrently with the holding of the Annual Meeting. The three incumbent directors in Class I have been nominated for re-election.

     There is currently a vacancy in the Class II directors due to the resignation of Robert L. Bailey effective January 1, 2001. The Company expects to fill that vacancy with the election of Ramon L. Humpke following the closing of the acquisition of Meridian Insurance Group, Inc. ("MIGI") by State Automobile Mutual Insurance Company ("Mutual"), owner of approximately 68% of the Common Shares. Mr. Humpke is currently the Chairman of the Board of MIGI. The acquisition of MIGI is anticipated to close during the second quarter of 2001. For additional information regarding this transaction, please see the Company's Annual Report on Form 10-K for its year ending December 31, 2000, which document is on file with the Securities and Exchange Commission.

     At the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy, unless a contrary position is indicated on such proxy, to vote the proxy for the election of the three nominees named in the following table as Class I directors, each to hold office until the 2004 annual meeting of shareholders and until a successor is elected and qualified. In the event that any nominee named in the table as a Class I director is unable to serve (which is not anticipated), the persons named in the proxy may vote it for another nominee of their choice.

     Set forth below is information about each of the Class I director nominees:

                           CLASS I DIRECTOR NOMINEES
                            (TERMS EXPIRING IN 2004)

                                                                         A           COMMON
        NAME OF                                                       DIRECTOR    SHARES OWNED
   DIRECTOR NOMINEE                                                    OF THE    BENEFICIALLY AS     %
    AND POSITION(S)                    PRINCIPAL OCCUPATION(S)        COMPANY      OF APRIL 3,      OF
     WITH COMPANY        AGE(1)       DURING THE PAST FIVE YEARS       SINCE       2001(2)(3)      CLASS
   ----------------      ------       --------------------------      --------   ---------------   -----
John R. Lowther(4).....    50     Senior Vice President of the          1991         108,279         *
Senior Vice President,            Company, State Auto Property and
Secretary and General             Casualty Insurance Company ("State
Counsel                           Auto P&C"), Milbank Insurance
                                  Company ("Milbank"), State Auto
                                  National Insurance Company
                                  ("National"), Farmers Casualty
                                  Insurance Company ("Farmers
                                  Casualty"), each a wholly-owned
                                  subsidiary of the Company, and
                                  Mutual, 3/01 to present; Secretary
                                  and General Counsel of the
                                  Company, State Auto P&C, Milbank,
                                  National, and Mutual for more than
                                  five years; Vice President of the
                                  Company, State Auto P&C, Milbank,
                                  National and Mutual for more than
                                  five years prior to 3/01.
Paul W. Huesman(5).....    64     President, Huesman-Schmid             1991          64,940         *
Director                          Insurance Agency, Inc., an
                                  insurance agency, for more than
                                  five years.
Robert H. Moone(6).....    56     Chairman of the Board of the          1998         244,044         *
Chairman, President and           Company, State Auto P&C, Milbank,
CEO                               National, Farmers Casualty and
                                  Mutual, 1/01 to present; President
                                  and CEO of the Company, State Auto
                                  P&C, Milbank, National, Farmers
                                  Casualty and Mutual, 5/99 to
                                  present; President and COO of the
                                  Company, State Auto P&C, Milbank,
                                  National and Mutual, 5/96 to 5/99;
                                  Executive Vice President of the
                                  Company, State Auto P&C, Milbank,
                                  National and Mutual, 11/93 to
                                  5/96.

     Set forth below is information about the directors whose terms of office continue after the Annual Meeting.

                               CLASS II DIRECTORS
                            (TERMS EXPIRING IN 2002)

                                                                           A           COMMON
        NAME OF                                                         DIRECTOR    SHARES OWNED
       DIRECTOR                                                          OF THE    BENEFICIALLY AS     %
    AND POSITION(S)                     PRINCIPAL OCCUPATION(S)         COMPANY      OF APRIL 3,      OF
     WITH COMPANY        AGE(1)        DURING THE PAST FIVE YEARS        SINCE       2001(2)(3)      CLASS
    ---------------      ------        --------------------------       --------   ---------------   -----
William J. Lhota.......    60     President-Energy Delivery, American     1994           30,000        *
Director                          Electric Power, management,
                                  technical and professional
                                  subsidiary of AEP, a major
                                  investor-owned electric utility,
                                  6/00 to present; President and Chief
                                  Operating Officer, Appalachian Power
                                  Company, Central Power and Light
                                  Company, Columbus Southern Power
                                  Company, Indiana Michigan Power
                                  Company, Kentucky Power Company,
                                  Kingsport Power Company, Ohio Power
                                  Company, Wheeling Power Company,
                                  Public Service Company of Oklahoma,
                                  Southwestern Electric Power Company,
                                  and West Texas Utilities Company,
                                  all of which are subsidiaries of
                                  AEP, 1/96 to present; Executive Vice
                                  President, American Electric Power,
                                  1/96 to 6/00; Executive Vice
                                  President, American Electric Power
                                  Service Corporation, 7/93 to 1/96.
                                  Mr. Lhota is also a director of
                                  Huntington Bancshares, Inc., a bank
                                  holding company, and AEP Generating
                                  Company, Appalachian Power Company,
                                  Central Power and Light Company,
                                  Columbus Southern Power Company,
                                  Indiana Michigan Power Company,
                                  Kentucky Power Company, Ohio Power
                                  Company, Public Service Company of
                                  Oklahoma, Southwestern Electric
                                  Power Company and West Texas
                                  Utilities Company.
David J. D'Antoni(7)...    55     Senior Vice President, Ashland,         1995           46,000        *
Director                          Inc., and Group Operating Officer,
                                  Ashland Distribution and Specialty
                                  Chemical Companies, 3/99 to present;
                                  Senior Vice President of Ashland,
                                  Inc. and President, Ashland
                                  Chemical, a division of Ashland,
                                  Inc., 7/88 to 3/99. Ashland, Inc. is
                                  involved in oil refining and
                                  marketing, highway construction,
                                  automotive after market products,
                                  specialty chemicals and chemical and
                                  plastics distribution.

                              CLASS III DIRECTORS
                            (TERMS EXPIRING IN 2003)

                                                                          A           COMMON
        NAME OF                                                        DIRECTOR    SHARES OWNED
       DIRECTOR                                                         OF THE    BENEFICIALLY AS     %
    AND POSITION(S)                     PRINCIPAL OCCUPATION(S)        COMPANY      OF APRIL 3,      OF
     WITH COMPANY        AGE(1)       DURING THE PAST FIVE YEARS        SINCE       2001(2)(3)      CLASS
    ---------------      ------       --------------------------       --------   ---------------   -----
Urlin G. Harris, Jr....    63     Retired 4/97 as an officer of the      1991          120,567        *
Director                          Company, State Auto P&C, Milbank,
                                  National and of Mutual; Executive
                                  Vice President of the Company,
                                  State Auto P&C, Milbank, National
                                  and Mutual, 11/93 to 3/31/97.
George R. Manser(8)....    69     A private investor and Chairman of     1991           76,139        *
Director                          Concorde Holding Co., a family
                                  holding company; retired 10/99 as
                                  Director of Corporate Finance,
                                  Uniglobe Travel USA; Director of
                                  Corporate Finance, Uniglobe Travel
                                  USA, a travel agency franchisor,
                                  3/97 to 10/99; Chairman of the
                                  Board, Uniglobe Travel (Capital
                                  Cities) Inc., a travel agency
                                  franchisor, for more than five
                                  years prior to 3/97; retired
                                  advisory director to J.C. Bradford
                                  & Co., effective 6/00; Mr. Manser
                                  is also a director of Hallmark
                                  Financial Services, Inc., a
                                  nonstandard, Texas only, auto
                                  insurer.
Richard K. Smith(9)....    55     Retired 6/97 as Partner of KPMG,         --            8,000        *
Director                          LLP. Partner of KPMG LLP for more
                                  than five years prior to 6/97.

---------------

* Less than one (1%) percent.

(1) Ages shown are as of the date of the Annual Meeting.

(2) Except as indicated in the notes to this table, the persons named in the table have sole voting and investment power with respect to all Common Shares shown as beneficially owned by the named person. With respect to stock options, this table includes only stock options for Common Shares which are currently exercisable or exercisable within 60 days of April 3, 2001.

(3) The amount reported includes Common Shares attributable to options granted under the 1991 Stock Option Plan for Messrs. Moone (162,830) and Lowther (76,300) and Common Shares attributable to options granted under the 1991 Directors' Stock Option Plan for Messrs. Lhota (12,000), D'Antoni (12,000), Manser (24,000), Huesman (24,000), and Smith (2,000). Mr. Harris' shares include 65,400 Common Shares attributable to options granted under the 1991 Stock Option Plan to Mr. Harris while he was employed by the Company and options for 6,000 Common Shares granted under the 1991 Directors' Stock Option Plan since he retired from active service to the Company.

(4) Includes 26,750 Common Shares attributable to options granted to Mr. Lowther under the 1991 Stock Option Plan, which he assigned to his spouse pursuant to the terms of the 1991 Stock Option Plan, and 2,000 Common Shares attributable to options granted under the 1991 Stock

    Option Plan, which he assigned pursuant to the 1991 Stock Option Plan to trusts maintained for the benefit of his children. Mr. Lowther disclaims beneficial ownership of these Common Shares.

(5) Includes 2,820 Common Shares owned by Mrs. Huesman, as to which Mr. Huesman disclaims beneficial ownership, 12,238 Common Shares owned by the Huesman-Schmid Insurance Agency, Inc. Profit Sharing Plan and 16,670 Common Shares owned by the Huesman-Schmid Insurance Agency, Inc. Defined Benefit Pension Plan. Mr. Huesman shares voting and investment power with the other trustee of these plans with respect to these Common Shares.

(6) Includes 65,490 Common Shares attributable to options granted to Mr. Moone under the 1991 Stock Option Plan which he assigned to the Anna Moone Living Trust (Anna Moone and Robert H. Moone, co-trustees) pursuant to the terms of the 1991 Stock Option Plan. Mr. Moone disclaims beneficial ownership of these Common Shares.

(7) Includes 12,000 Common Shares owned by Mrs. D'Antoni, as to which Mr. D'Antoni disclaims beneficial ownership.

(8) Includes 9,259 Common Shares owned by Mrs. Manser, as to which Mr. Manser disclaims beneficial ownership.

(9) Includes 4,000 Common Shares owned by Mrs. Smith, as to which Mr. Smith disclaims beneficial ownership.

     In addition to the Common Shares owned beneficially by Messrs. Bailey and Moone, as set forth above, Mark A. Blackburn and Steven J. Johnston, the other named executive officers in the Summary Compensation Table set forth below, owned beneficially 15,210 and 80,860 Common Shares, respectively, of the Company as of April 3, 2001, each of which represents less than 1% of the Company's outstanding Common Shares. These amounts include Common Shares attributable to options which are currently exercisable or exercisable within 60 days of April 3, 2001, granted under the 1991 Stock Option Plan in the amounts of 13,200, and 61,900 for Messrs. Blackburn and Johnston, respectively. These persons and/or their spouses have sole voting and investment power with respect to all Common Shares beneficially owned by them. As of April 3, 2001, all directors and executive officers of the Company as a group (22 persons) owned beneficially 1,574,124 (4.1%) Common Shares of the Company, which included options for 968,400 Common Shares.

            MEETINGS OF THE BOARD OF DIRECTORS AND BOARD COMMITTEES

     During the fiscal year ended December 31, 2000, the Company's Board of Directors held four meetings. No incumbent director attended fewer than 75% of the aggregate of the meetings of the Board and the meetings of all committees on which he served.

     The Board has an Audit Committee charged with several responsibilities, including: 1) reviewing the Company's accounting functions, operations, and management; 2) considering the adequacy and effectiveness of the internal controls and internal auditing methods and procedures of the Company; 3) meeting and consulting with the Company's independent auditors and with the Company's financial and accounting personnel concerning the foregoing matters; 4) reviewing with the Company's independent auditors the scope of their audit of the Company and the results of their examination of its financial statements; and 5) considering the selection and recommending to the Board of Directors a firm of certified public accountants to be appointed as the independent auditors of the Company for its then current fiscal year. Present members are Richard K. Smith, David J. D'Antoni and George R. Manser. The Audit Committee held four meetings during the Company's fiscal year ended December 31, 2000. See "Report of the Audit Committee" contained elsewhere in this Proxy Statement.

     The Board also has a Stock Options Committee (the "Options Committee") charged with the responsibility of administering the Company's 2000 Stock Option Plan and 1991 Stock Option Plan. Present members of such committee, who also serve as the Executive Compensation Committee, are David J. D'Antoni, William J. Lhota and George R. Manser. See "Executive Compensation Committee and Options Committee Report" for a discussion of the responsibilities of the Company's Executive Compensation Committee. The Executive Compensation Committee and Options Committee held three meetings during the Company's fiscal year ended December 31, 2000.

     The Board has no standing nominating committee or committee performing similar functions.

                           COMPENSATION OF DIRECTORS

     Directors of the Company who are not also officers of the Company receive from the Company an annual fee of $20,000, plus travel expenses incurred in attending directors meetings, and a fee of $500, plus travel expenses, for each committee meeting attended, other than certain Audit Committee meetings. Audit Committee members are paid $250 for each telephone conference meeting, which generally relate to reviewing the quarterly financial statements just prior to the Company's releasing earnings. Directors may defer all or a portion of these fees under the Company's deferred compensation plan for directors. In addition, directors of the Company who are not full-time employees of the Company or its parent or subsidiary corporations will receive stock options pursuant to the 2000 Directors' Stock Option Plan. Under this plan, promptly following each annual meeting of shareholders of the Company, each eligible director is granted a non-qualified option to purchase 1,500 Common Shares of the Company at the fair market value of such shares on the last trading day prior to the annual meeting immediately preceding the date of grant. Options are immediately exercisable in whole or in part and must be exercised within ten years of the date of grant. A director's compliance with the Stock Ownership Guidelines is a condition to his or her eligibility for receipt of options under this plan. The 2000 Directors Stock Option Plan was amended in 2001 to increase the annual option grant to 1,500 Common Shares from 1,000 Common Shares in accordance with the recommendation of a consultant retained by the Board of Directors of the Company.

                       COMPENSATION OF EXECUTIVE OFFICERS

     Pursuant to a Management and Operations Agreement effective January 1, 2000 (the "2000 Management Agreement"), among Mutual, the Company and State Auto P&C, Milbank and National, all wholly owned subsidiaries of the Company, and other affiliated companies, the executive officers of the Company, State Auto P&C, Milbank, and National, as well as every other person providing services to these companies, are employees of State Auto P&C and the Company rather than Mutual, while Mutual acts as the common paymaster. The costs and expenses associated with these employees of State Auto P&C and the Company are reimbursed to Mutual, as paymaster, in accordance with the terms of the 2000 Management Agreement. See "Certain Transactions" below.

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     Set forth below is information concerning the compensation paid or accrued by, or reimbursed to, Mutual for the Company's fiscal years ended December 31, 2000, 1999, and 1998, to the

Company's chief executive officer and its four most highly compensated executive officers, other than the chief executive officer:

                           SUMMARY COMPENSATION TABLE

                                                               LONG TERM
                                                              COMPENSATION
                                                                 AWARDS
                                                              ------------
                                                               SECURITIES
                                      ANNUAL COMPENSATION      UNDERLYING
                                     ---------------------      OPTIONS          ALL OTHER
NAME AND PRINCIPAL POSITION  YEAR    SALARY(1)    BONUS(2)     GRANTED(3)     COMPENSATION(4)
---------------------------  ----    ---------    --------    ------------    ---------------
Robert L. Bailey(5)......    2000    $483,000     $ 51,142       48,300           $17,923
  Chairman                   1999    $477,693     $279,000       38,000           $17,737
                             1998    $425,000     $260,579       28,000           $15,893
Robert H. Moone(5).......    2000    $336,000     $ 35,577       33,600           $12,590
  Chairman, President and    1999    $319,616     $150,000       22,000           $12,017
  Chief Executive Officer    1998    $270,000     $ 94,507       16,000           $10,280
Steven J. Johnston.......    2000    $171,617     $ 18,033       13,200           $ 6,006
  Senior Vice President,     1999    $169,059     $ 42,539       10,000           $ 5,838
  Treasurer and              1998    $153,148     $ 47,234        6,000           $ 5,597
  Chief Financial Officer
Mark A. Blackburn(6).....    2000    $170,000     $ 17,907        7,200           $   999
  Senior Vice President      1999    $ 80,000     $ 25,600        6,000           $   500
John R. Lowther..........    2000    $145,030     $ 15,356       10,800           $ 5,858
  Senior Vice President,     1999    $143,436     $ 51,892        6,000           $ 5,802
  Secretary and General      1998    $132,176     $ 48,096        6,000           $ 5,408
  Counsel

---------------

(1) Includes amounts deferred pursuant to the State Auto Insurance Companies Capital Accumulation Plan (the "CAP") and the Non-Qualified Incentive Deferred Compensation Plan (the "Deferred Compensation Plan"). The CAP is a defined contribution plan (within the meaning of the Employee Retirement Income Security Act of 1974) ("ERISA") and is intended to be a qualified plan under Sections 401(a) and 401(k) of the Internal Revenue Code of 1986, as amended (the "Code"). Under the CAP, each participant is eligible to enter into a written salary reduction agreement with his employer whereby the participant's salary will be reduced by a whole percentage from 1% to 16%, as elected by the participant, in accordance with the rules governing cash or deferred arrangements under Section 401(k) of the Code. The amount deferred by a participant is contributed by his employer to the trust fund for the CAP and invested in accordance with the election of the participant from among investment funds established under the trust agreement. The Deferred Compensation Plan is a non-qualified, unfunded deferred compensation plan for eligible key employees who are legally precluded from contributing a full 6% of compensation to the CAP or who choose to defer a portion of their salary beyond the amount matched by the CAP. Under the Deferred Compensation Plan, such employees are eligible to enter into a salary reduction agreement to defer payment of an additional portion of the employee's salary as the employee prescribes on an election form executed annually in advance of the year in which such compensation would be earned. Deferred amounts, along with the Company matching amounts on that portion deferred that is eligible for the match (see footnote

(4), below), are invested by State Auto P&C in a variety of investment options made available to participants in the Deferred Compensation Plan pursuant to the terms of such plan, including, effective March 2001, the Common Shares. The amounts included as salary for 1999 were affected by the fact that there were 27 pay periods in 1999, rather than 26 pay periods.

(2) The amounts appearing in this column represent bonuses paid pursuant to the State Auto Quality Performance Bonus Plan (the "QPB"). Under the QPB for 2000, quarterly bonuses are paid to employees who have completed two full calendar quarters of service if the direct statutory combined ratio for such quarter was 100% or less for all combined affiliated insurers.

    Also included in this column are special incentive bonuses earned in 1999 and 1998 under special incentive bonus plans put into place for Mr. Johnston, Mr. Blackburn and Mr. Lowther by the President. While similar plans were in place for 2000, the amounts of these bonuses were not determined as of the date this Proxy Statement was printed. The Executive Compensation Committee also had in place special incentive bonus plans for Messrs. Bailey and Moone in 2000 and the two prior years. The bonus shown for Mr. Moone and Mr. Bailey for 1999 and 1998 includes the special bonus earned in each such year. The 2000 incentive bonus for Messrs. Bailey and Moone has not been determined as of the date this Proxy Statement was printed (see "Executive Compensation Committee and Options Committee Report").

(3) In each year noted, the persons listed in the Summary Compensation Table were granted options to purchase the number of Common Shares of the Company set forth in this column pursuant to the 1991 Stock Option Plan, all of which were non-qualified stock options except that one-half of the options granted to Mr. Johnston, and Mr. Blackburn and to Mr. Lowther in 1998 were incentive stock options. Mr. Moone's grants included 9,638, 8,420 and 5,800 incentive stock options in 2000, 1999 and 1998, respectively.

(4) The amounts appearing in this column represent the Company's contributions and credits on behalf of each named person under the CAP or the Deferred Compensation Plan. Each participant in the CAP is credited annually with his allocable share of employer matching contributions made to the CAP from the consolidated net accumulated or current earnings of Mutual and its subsidiaries. A participant's share of the matching contribution equals 75% of his salary reduction contributions up to 2% of compensation, plus 50% of his salary reduction contributions from 3% to 6% of compensation. While a participant is always vested in his own salary reduction contributions, the rights of a participant to amounts credited to his account as matching contributions vest as follows: (a) one-third of matching contributions allocated for the plan year preceding the plan year in which termination of employment occurs, two-thirds of matching contributions allocated for the second plan year before the plan year in which termination of employment occurs, and 100% of the matching contributions allocated for the third and earlier plan years before the plan year in which termination of employment occurs; and (b) notwithstanding the foregoing, after the participant has five or more years of service with State Auto P&C and its affiliates, all matching contributions become vested. The following are the amounts of the Company matching contributions under the CAP for 2000 for the officer indicated: Mr. Bailey -- $5,950; Mr. Moone -- $5,950; Mr.
    Johnston -- $5,769; and Mr. Lowther -- $5,076. Each employee who is eligible to participate in the Deferred Compensation Plan is credited annually with his allocable share of Company matching contributions on the same basis that contributions are matched under the CAP, provided that no more than 6% of any employee's salary is subject to being matched under either the CAP or the Deferred Compensation Plan. The following amounts reflect the Company's contribution to the Deferred Compensation Plan for

2000: Mr. Bailey -- $10,955 and Mr. Moone -- $5,810. The amounts appearing in this column also represent the premiums for policies of whole life insurance purchased on behalf of the officers of the Company, including the executive officers named above. The following amounts represent the premiums paid for whole life insurance for 2000: Mr. Bailey -- $1,018; Mr. Moone -- $830; Mr. Johnston -- $237; Mr. Blackburn -- $999; and Mr. Lowther -- $782.

(5) Mr. Bailey retired from the Company and its Board of Directors effective January 1, 2001, at which time Mr. Moone was elected as Chairman of the Board.

(6) Mr. Blackburn joined the Company in July 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows the number of options granted in 2000 to the individuals named in the Summary Compensation Table and estimates the potential realizable value of these option grants.

                                       INDIVIDUAL GRANTS
                       -------------------------------------------------      POTENTIAL          POTENTIAL
                                    % OF TOTAL                             REALIZABLE VALUE   REALIZABLE VALUE
                                     OPTIONS                                  AT ASSUMED         AT ASSUMED
                       NUMBER OF     GRANTED                               ANNUAL RATES OF    ANNUAL RATES OF
                       SECURITIES       TO        EXERCISE                   STOCK PRICE        STOCK PRICE
                       UNDERLYING   EMPLOYEES     OR BASE                  APPRECIATION FOR   APPRECIATION FOR
                        OPTIONS     IN FISCAL      PRICE      EXPIRATION     OPTION TERM        OPTION TERM
        NAME           GRANTED(1)      YEAR      ($/SH)(2)       DATE          5%($)(3)          10%($)(3)
        ----           ----------   ----------   ----------   ----------   ----------------   ----------------
Robert L.                48,300       13.6%       $10.375     05/25/2010       $315,474           $798,644
  Bailey(4)..........

Robert H. Moone......    33,600        9.4%       $10.375     05/25/2010       $219,233           $555,579

Steven J. Johnston...    13,200        3.7%       $10.375     05/25/2010       $ 86,127           $218,263

Mark A. Blackburn....     7,200        2.0%       $10.375     05/25/2010       $ 46,978           $119,053

John R. Lowther......    10,800        3.0%       $10.375     05/25/2010       $ 70,468           $178,579

---------------

(1) Options were granted on May 26, 2000. Each option is fully exercisable after a one-year vesting period expires, so long as employment with the Company or its subsidiaries or its parent continues. There are no stock appreciation rights, performance units, or other instruments granted in tandem with these options, nor are there any reload provisions, tax reimbursement features or performance-based conditions to exercisability.

(2) The option exercise price is the closing price of the Company's shares on the NASDAQ National Market System on the day of the grant.

(3) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates dictated by the Securities and Exchange Commission when the "Potential Realizable Value" alternative is used and are not intended to be a forecast of the Company's stock price.

(4) Mr. Bailey retired from the Company effective January 1, 2001. The 1991 Stock Option Plan and his Option Agreement provide that unvested options vest on retirement.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR END OPTION VALUES

     The following table sets forth stock option exercises during 2000 by the executive officers named in the Summary Compensation Table and shows the number of Common Shares represented by both exercisable and non-exercisable stock options and the value of in-the-money stock options (exercisable and non-exercisable) held by each of the named executive officers as of December 31, 2000.

                                                           NUMBER OF SECURITIES
                                                                UNDERLYING        VALUE OF UNEXERCISED
                                                               UNEXERCISED            IN-THE-MONEY
                                                                OPTIONS AT             OPTIONS AT
                        SHARES ACQUIRED                         FY-END(#)              FY-END($)
                              ON              VALUE            EXERCISABLE/           EXERCISABLE/
         NAME             EXERCISE(#)     REALIZED($)(1)     UNEXERCISABLE()        UNEXERCISABLE(2)
         ----           ---------------   --------------   --------------------   --------------------
Robert L. Bailey(3)...      12,000          $   70,500        398,000/48,300      $4,632,513/$362,250

Robert H. Moone(4)....       7,950          $   50,324        129,230/33,600      $1,290,484/$252,000

Steven J. Johnston....         -0-                 -0-         48,700/13,200      $   464,616/$99,000

Mark A. Blackburn.....         -0-                 -0-           6,000/7,200      $    34,875/$54,000

John R. Lowther(5)....         -0-                 -0-         65,500/10,800      $   708,910/$81,000

---------------

(1) Aggregate market value of the Common Shares covered by the option less the aggregate price paid by the executive officer.

(2) The value of in-the-money options was determined by subtracting the exercise price from the market value of the Company's Common Shares as of December 31, 2000 ($17.875), based on the closing price of the Company's Common shares on the NASDAQ National Market System on that date, the last trading day of 2000.

(3) Mr. Bailey retired from the Company effective January 1, 2001. The 1991 Stock Option Plan and his Option Agreement provide that unvested options vest on retirement.

(4) 65,490 of the options indicated as exercisable at fiscal year end have been assigned to the living trust of Mr. Moone's spouse of which he is the co-trustee.

(5) 26,750 of the options indicated as exercisable at fiscal year end have been assigned to Mr. Lowther's spouse and 2,000 of such options have been assigned to trusts maintained for the benefit of Mr. Lowther's children.

EMPLOYEES' RETIREMENT PLAN

     During 2000, the executive officers named in the Summary Compensation Table, as well as substantially all employees of State Auto P&C were eligible to participate in the State Auto Insurance Companies' Employee Retirement Plan (the "Retirement Plan"). The Retirement Plan is a defined benefit plan (within the meaning of ERISA) which is intended to be a qualified plan under Section 401(a) of the Code, and is subject to the minimum funding standards of Section 412 of the Code. Benefits payable under the Retirement Plan are funded through employer contributions to a trust fund.

     In addition, the executive officers named in the Summary Compensation table benefited in 2000 from a non-qualified Amended and Restated Supplemental Executive Retirement Plan (the "Supplemental Plan"). The Supplemental Plan is intended to offset the impact of the Code's and ERISA's limitations on retirement benefits available under the Retirement Plan by providing for a lump sum or deferred cash payments in an actuarially determined amount upon retirement of officers whose participation in the Supplemental Plan is approved by the Board of Directors of Mutual.

     The table below shows estimated annual benefits payable under the Retirement Plan and the Supplemental Plan to a participant upon retirement at age 65 with indicated average annual compensation and period of service:

                      ESTIMATED ANNUAL RETIREMENT BENEFIT

   ANNUAL     ANNUAL RETIREMENT BENEFIT BASED ON YEARS OF SERVICE
  AVERAGE     ----------------------------------------------------
COMPENSATION  15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
------------  --------   --------   --------   --------   --------
$125,000....  $44,825    $58,250    $ 71,675   $ 85,100   $ 98,466
$150,000....  $51,180    $67,505    $ 83,829   $100,153   $116,413
$175,000....  $55,628    $74,852    $ 94,075   $113,299   $132,457
$200,000....  $60,315    $82,439    $104,562   $126,685   $148,741
$225,000....  $65,243    $90,266    $115,288   $140,311   $165,264
$250,000....  $68,808    $96,037    $123,265   $150,493   $177,650
$300,000....  $68,808    $96,037    $123,265   $150,493   $177,650
$400,000....  $68,808    $96,037    $144,944   $158,419   $180,974
$450,000....  $68,808    $96,037    $160,236   $175,395   $200,894
$500,000....  $68,808    $98,886    $175,528   $192,371   $220,815

Note: The annual average compensation applies to post-1988 salaries. Post-1988 salaries have been capped according to the Internal Revenue Code.

     Benefits shown above are computed as a straight single life annuity beginning at age 65. Such amounts are not subject to offset for Social Security benefits or other amounts payable to participants in the Retirement Plan. As of December 31, 2000, the years of credited service to the nearest whole year and annual average compensation for each of the named in the Summary Compensation Table actively participating in the Retirement Plan on such date were as follows:

           NAME OF                 YEARS OF        CURRENT ANNUAL AVERAGE COMPENSATION
         INDIVIDUAL            CREDITED SERVICE      FOR PURPOSES OF RETIREMENT PLAN
         ----------            ----------------    -----------------------------------
Robert L. Bailey.............         29                        $160,000
Robert H. Moone..............         30                        $160,000
Steven J. Johnston...........         15                        $160,000
Mark A. Blackburn............          1                        $160,000
John R. Lowther..............         14                        $145,030

EMPLOYMENT CONTRACTS AND CHANGE-IN-CONTROL ARRANGEMENTS

  EMPLOYMENT AGREEMENT WITH MR. MOONE

     Robert H. Moone, the Company's Chairman, President, and Chief Executive Officer, has entered into an Employment Agreement with the Company for a term beginning on January 1, 2001, and continuing through December 31, 2002, or until his earlier death or disability, or upon earlier termination by either Mr. Moone or the Company as permitted by the agreement. The Employment

Agreement automatically renews at the end of the first two-year term for additional two-year terms unless either party gives 60 days notice of his or its intent not to renew such agreement. Mr. Moone's Employment Agreement provides that his annual rate of compensation will not be less than his base salary at the time the agreement was entered into by the parties, plus such increases in base compensation as may be authorized by the Executive Compensation Committee of the Company's Board of Directors. The Employment Agreement also provides for Mr. Moone's continued participation in the Company's QPB and his incentive bonus arrangement (collectively, the "Incentive Compensation Plans").

     In the event Mr. Moone is terminated for cause, he will be entitled to receive salary payments for twelve bi-weekly pay periods following the date of termination plus any compensation to which he is entitled under the Incentive Compensation Plans. In the event Mr. Moone is terminated without cause (other than for death, disability, or retirement), he will be entitled to payment of his full annual base salary, receipt of benefits under his Employment Agreement for a 24-month period, payment of the average of the prior two years aggregate QPB payments, and payment of the average of the two prior year's incentive bonus arrangement. Mr. Moone and his spouse shall also be entitled to participate in the Company's health insurance plan until he becomes eligible for Medicare. In the event Mr. Moone becomes disabled, which disability continues for more than six consecutive months during a twelve-month period, the Company may terminate Mr. Moone's Employment Agreement, and he will be entitled to receive his base salary and payments under the Incentive Compensation Plans to the date of termination. Thereafter, Mr. Moone will be entitled to receive 20% of his base salary, in addition to disability benefits received from any of the Company's long-term disability benefits, throughout the period of his disability or until he attains age 65, whichever first occurs. In the event of Mr. Moone's death, his beneficiaries will receive payment of his base annual salary for twelve months plus a prorata share of Incentive Compensation Plan payments "earned" as of the date of death.

  EXECUTIVE AGREEMENTS (CHANGE-IN-CONTROL ARRANGEMENTS)

     The Company has entered into Executive Agreements with each of the persons named in the Summary Compensation Table, other than Mr. Bailey, which provide for the payment of certain benefits in the event of a change in control of the Company or Mutual. These Executive Agreements were entered into as part of the Company's corporate strategy to provide protection for, and thus retain, its well-qualified executive officers notwithstanding any actual or threatened change in control of the Company or of its parent, Mutual. A "Change in Control" of the Company generally includes:

     - The acquisition by any person of beneficial ownership of 25% or more of the Company's outstanding voting securities;

     - A change in the composition of the Board of Directors if a majority of the new directors were not appointed or nominated by the directors currently sitting on the Board of Directors or their subsequent nominees;

     - A merger involving the Company where the Company's shareholders immediately prior to the merger own less than 51% of the combined voting power of the surviving entity immediately after the merger;

     - The dissolution of the Company; or

     - A disposition of assets, reorganization, or other corporate event involving the Company which would have the same effect as any of the above-described events.

     As respects Mutual, a change in control includes:

     - A person who has not been a director or an officer of Mutual for at least the previous 12 months becomes empowered to vote the proxy of the members of Mutual;

     - Mutual affiliates with or merges with a third party where a majority of the current board of Mutual does not continue in office;

     - Mutual is subject to an order of rehabilitation or liquidation issued by the Ohio Department of Insurance; or

     - Mutual converts to a stock corporation and a majority of the Board of Mutual does not continue.

     Under each Executive Agreement, the Company or its successor must provide severance benefits to the executive officer if his employment is terminated (other than on account of the officer's death or disability or termination for cause):

     - By the Company, at any time within 36 months after a Change in Control;

     - By the Company, at any time prior to a Change in Control but after commencement of any discussions with a third party relating to a possible Change in Control involving such third party ("Change in Control Discussion") if the officer's termination is in contemplation of such possible Change in Control and such Change in Control is actually consummated within 12 months after the date of such officer's termination;

     - By the executive officer voluntarily with Good Reason at any time within 36 months after a Change in Control of the Company; and

     - By the executive officer voluntarily with Good Reason at any time after commencement of Change in Control Discussions if such Change in Control is actually consummated within 12 months after the date of such officer's termination.

     "Good Reason" generally means the assignment to the executive officer of duties which are materially and adversely different from or inconsistent with the duties, responsibility or status of the Executive's position during the twelve months prior to the Change in Control, a reduction in such officer's salary, benefits or incentive bonus or a demand to relocate to more than 35 miles from Executive's current location, made by the Company or its successor. An executive officer's determination of Good Reason will be conclusive and binding upon the parties if made in good faith, except that, if the executive officer is serving as Chief Executive Officer of the Company immediately prior to a Change in Control, the occurrence of a Change in Control will be conclusively deemed to constitute Good Reason.

     In addition to accrued compensation, bonuses, and vested benefits and stock options, the executive officer's severance benefits payable under the Executive Agreements include:

     - A lump-sum cash payment equal to three times the officer's then current base annual salary;

     - A lump-sum cash payment equal to three times the highest annual incentive compensation to which the officer would be entitled;

     - Thirty-six months of continued insurance benefits;

     - Thirty-six months of additional service credited for purposes of retirement benefits; and

     - Out-placement benefits in an amount equal to 15% of Annual Base Salary.

     Each Executive Agreement also provides that the Company will pay the executive officer such amounts as would be necessary to compensate such officer for any excise tax paid or incurred due to any severance payment or other benefit provided under the Executive Agreement. However, the executive's severance payments and benefits would be subject to any excise tax, but would not be subject to such tax if the total of such payments and benefits were reduced by 10% or less, then such payments and benefits will be reduced by the minimum amount necessary (not to exceed 10% of such payments and benefits) so that the Company will not have to pay an excess severance payment and the executive officer will not be subject to an excise tax.

     The Executive Agreements provide that, for a period of five years after any termination of the executive's employment, the Company will provide the executive with coverage under a standard directors' and officers' liability insurance policy at its expense, and will indemnify, hold harmless, and defend the executive to the fullest extent permitted under Ohio law against all expenses and liabilities reasonably incurred by the executive in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of having been a director or officer of the Company or any subsidiary.

     The Company must pay the cost of counsel (legal and accounting) for an executive officer in the event such officer is required to enforce any of the rights granted under his Executive Agreement. In addition, the executive officer is entitled to prejudgment interest on any amounts found to be due to him in connection with any action taken to enforce such officer's rights under the Executive Agreement at a rate equal to the prime commercial rate of the Company's principal bank or its successor in effect from time to time plus 4%.

     The Executive Agreements (except Mr. Moone's which has a two year renewable term to coincide with his Employment Agreement) are in effect through December 31, 2003, subject to automatic renewals and to an extension for thirty-six months after any month in which a Change of Control occurs. An Executive Agreement will terminate if the employment of the executive officer terminates other than under circumstances which trigger the severance benefits. The Executive Agreement also imposes a post-termination confidentiality covenant and a non-competition covenant on the executive. The confidentiality covenant has a one-year term, while the non-compete has a six-month term and includes a company size factor and a geographic factor as respects the scope of the non-compete.

     No other named executive officer of the Company has an employment agreement with the Company.

                             COMPENSATION COMMITTEE
                      INTERLOCKS AND INSIDER PARTICIPATION

     The Executive Compensation Committee currently consists of the following three members of the Company's Board of Directors: David J. D'Antoni, William J. Lhota, and George R. Manser who also make up the Options Committee. None of the members of the Executive Compensation Committee is, or was, an officer or employee of the Company, any of its subsidiaries, or of Mutual. Also, no executive officer of the Company served during 2000 as a member of a compensation committee or as a director of any entity of which any of the Company's Executive Compensation Committee members served as an executive officer.

         EXECUTIVE COMPENSATION COMMITTEE AND OPTIONS COMMITTEE REPORT

     The following is the report of the Executive Compensation Committee and the Options Committee, whose members are identified below, with respect to compensation reported for 2000 as reflected in the compensation tables above.

     Pursuant to the 2000 Management Agreement, the Chief Executive Officer and the other named executive officers are employees of State Auto P&C. The Company's Executive Compensation Committee determines the salary and incentive bonus of the Chairman and the President and Chief Executive Officer, while Mr. Robert Moone, as President and Chief Executive Officer, is responsible for administering the base salary component of the cash compensation paid to the other named executive officers, all of whom reported to him in 2000. Mr. Moone also makes recommendations to the Executive Compensation Committee with respect to incentive bonuses for the named executive officers.

     The compensation policies applied by the President in setting base salaries earned by the named executive officers in 2000 mirror those applied in the Company at large. This compensation system is intended to reward individuals based on their performance, to encourage a focus on underwriting profit, to provide for competitive levels of compensation necessary to attract and retain executive officers, and to create an understanding of the importance of achieving company-wide goals over the long term. The Options Committee grants options on a periodic basis as an additional, long-term inducement to the executive officers to improve the Company's performance and enhance the value of the Company's Common Shares.

     For 2000, compensation for the named executive officers had three components as to which discretion is exercised: annual base salary, stock options and incentive bonus arrangements. Mr. Moone reviews the base salary of persons reporting directly to him approximately every 12 months. This included Messrs. Johnston, Blackburn and Lowther, three of the named executive officers whose 2000 salaries are reflected in the Summary Compensation Table. Merit raises granted each year reflect his assessment of the individual officer's performance in achieving division-wide goals set at the beginning of the year. The overall performance of the Company's operating units is also considered. In individual cases, raises may also reflect a named executive officer's assumption of additional duties and responsibilities. Annual salary reviews also reflect the fact that certain of the named executive officers had an opportunity to earn an additional incentive bonus for superior performance.

     The Executive Compensation Committee and Options Committee believe that stock options and individual stock purchases by executive officers create a mutuality of interest between the shareholders and management. This is believed to be desirable and in the best interests of the shareholders as it focuses management's attention on the importance of long-term appreciation in the price of the Company's Common Shares. In that regard, stock ownership guidelines (the "Guidelines") created by the Options Committee apply to Mr. Bailey, Mr. Moone, the other named executive officers, and all other option recipients under the 1991 and 2000 Stock Option Plans and the 1991 and 2000 Directors Stock Option Plans. These Guidelines require optionees under the 1991 and 2000 Stock Option Plans to own Common Shares of the Company equal to percentages of base salary depending on the person's position within the Company, and optionees under the 1991 and 2000 Director's Stock Option Plans to own Common Shares with a value equal to at least three times their annual director's fee. These Guidelines are intended to be a condition precedent to receipt of future option grants. All optionees have five years to reach their required level of ownership. In May of 2000 the Options Committee amended the Guidelines to facilitate their administration. Previously, Company employees who were not in compliance with the Guidelines had to make proportional progress to achieving compliance within the five-year period provided for in the Guidelines. As amended, the Guidelines require any option recipient under the 1991 and 2000 Stock Option Plans who is not currently in compliance to participate in the employee stock purchase plan at the rate of 6% of base salary in order to be eligible for an option grant. Directors are still required to make proportional progress in the five-year qualifying period. Every named executive officer (and each director as well) met the stock ownership requirements imposed by the Guidelines for 2000.

     Options were awarded in May 2000. These options were based on the same formula as was used for the grants made in May 1999. The number of options granted depended on the relationship of the estimated value of underlying shares to be granted as options to a percentage of the salary level applicable to each tier of option grants. In applying this formula, the Committee used a recent share price ($10.375) to determine the number of options granted to each option recipient.

     The Committee determined that the top three tiers of option grants should reflect the following percentages of base salary: 100% of the base salary for the Chairman, Mr. Bailey, 90% of base salary for the second tier occupied by Mr. Moone, President and CEO, and 75% of the base salary for the third tier, occupied by the Chief Financial Officer and the Secretary and General Counsel. The Committee also determined that the fourth tier of option grants, which affected the other named executive officer, should be set at 60% of average salary ($110,000). The Options Committee also determined that within each tier after the third tier, each recipient in such tier would receive an equal number of options notwithstanding salary differences. In addition, the Options Committee rounded up in performing the calculations to maintain what it deemed an appropriate spread between the different tiers in terms of the number of options granted to those in each tier.

     With respect to cash bonus arrangements, the Company's QPB is intended to provide a more short-term incentive to virtually all employees to generate underwriting profits on a quarterly basis. Under the QPB in 2000, quarterly bonuses were paid to all employees who completed two full calendar quarters of service if the insurance affiliates of the Company had a direct statutory combined ratio for such quarter of 100% or less.

     In addition, Mr. Moone, President and Chief Executive Officer, developed individualized incentive cash compensation plans for Mr. Johnston, Mr. Blackburn and Mr. Lowther, while Mr. Moone and Mr. Bailey had their incentive cash compensation plans for 2000 determined by the Executive Compensation Committee. The incentive cash compensation plan for each executive officer is hereafter referred to as his "Executive Bonus Plan." Each of the Executive Bonus Plans applicable to Messrs. Johnston, Blackburn, and Lowther provided for a set of objective measures of performance, which measures were designed by Mr. Moone, to focus the attention and effort of these individuals on the operational and financial success and the profitability of the Company. As to certain of these executive officers, one half of their incentive bonus available depended upon such executive officer meeting particularized objectives and targets applicable to such person's area of responsibility within the Company. For these executive officers the other half was driven by two of the same objective measures set forth in Mr. Moone's Executive Bonus Plan described below. One of these executive officer's incentive bonus depended solely on two company-wide, objective peer comparison measures of performance factors applicable also to Mr. Moone's Executive Bonus Plan.

     At the time the 2000 Annual Meeting Proxy Statement was published, the Executive Compensation Committee had not yet determined the total amount of the bonuses payable to Messrs. Bailey and Moone under their Executive Bonus Plans in place for 1999. In May of 2000, the Executive Compensation Committee met to consider the discretionary element of the bonus for each of Messrs. Bailey and Moone. Each person had earned 80% of the bonus target based on the Company earning 15 points under the peer comparison aspect of their Executive Bonus Plans. For Mr. Bailey, his bonus under the non-discretionary aspect was $191,076, and for Mr. Moone, his bonus was $115,061.

     Mr. Bailey was entitled to a maximum of 50% of the amount payable under the formula, or 25% or his salary for that year, as the discretionary element of his Executive Bonus Plan. The Committee agreed to pay Mr. Bailey an additional bonus of $59,148, or 49.5% of the target amount available under the discretionary portion of the bonus. The Committee believed it was appropriate for Mr. Bailey's total bonus payments, including Quality Performance Bonus, for 1999 to be less than in 1997 when shareholder return was 70% but more than in 1998 when underwriting results were inferior to those in 1999. Notwithstanding that shareholder return in 1999 was not what it might have been, based on most measures of performance of underwriting and operations over which the Chairman had control, 1999 was a superior year in the view of the Committee.

     As to Mr. Moone, the Committee retroactively amended his 1999 Executive Bonus Plan to add a discretionary element equal to 50% of his bonus target, or 22.5% of his annual salary. The Committee granted Mr. Moone a $19,205 discretionary bonus for 1999, which was 26.7% of the maximum amount he might have received under this part of his Executive Bonus Plan. The rationale for this award was the Company's generally outstanding underwriting and operating performance in 1999. Mr. Moone's total incentive bonus under his Executive Bonus Plan for 1999 was $134,266.

     In May 1999, Mr. Moone was elected Chief Executive Officer, replacing Mr. Bailey, who continued to serve as Chairman of the Board through December 31, 2000. Hence, this report will reflect more detailed information regarding Mr. Moone, the Chief Executive Officer during 2000. There are four components to the Company's compensation arrangements with the Chief Executive Officer -- base salary, incentive compensation arrangements, QPB, and stock options.

     In regards to the compensation of the Chief Executive Officer, for 2000 Mr. Moone received a cash raise equal to $16,000 or 5%. His salary for 2000 was set in December 1999. Comparison salary data from the National Association of Independent Insurers ("NAII"), referred to below, that was made available to the Committee in September 1999, was dated as of April of 1999. In addition to the salary data from NAII, the Committee reviewed the work product of a consultant's report dated February 1999 that compared the base salary and total cash compensation of the Company's CEO (and other positions) to the cash and total compensation reported by several sources on peer company insurers.

     In December 1999, the Committee evaluated Mr. Moone's performance and his compensation level based on both objective and subjective measures. Mr. Moone's salary, reflected in the Summary Compensation table for 2000, represents 62% of the average base salary and 61% of the median salary of chief executive officers of companies of similar size included in an annual salary survey conducted by NAII, which is Mutual's and State Auto P&C's national trade association. Twenty-one companies responded to this survey. These survey participants are not necessarily reflected in the group of companies included in the NASDAQ insurance stocks index reflected on the performance graph below.

     In setting Mr. Moone's salary for 2000, besides the salary comparison data, the Committee considered the fact that seven months previous, Mr. Moone had received a substantial raise when he was named chief executive officer. It also believed that the Company's continuing exceptional underwriting performance compared to other property casualty insurers with which the Company competes warranted the raise it granted to Mr. Moone. At that point in time, based on the results through the third quarter of 1999, the Company's combined ratio was likely to be 100 or less for the fifth straight year, which the committee regarded as a significant accomplishment.

     In addition, the cash Executive Bonus Plan continued in place for 2000 for Mr. Moone with a modification from prior years. In addition to the parameters of average shareholder return and statutory combined ratio, the Committee added the factor of direct written premium growth in this comparison of nine peer companies. Thus, the total number of points available changed from 20 to 30, as reflected in the table below.

     The nine peer property casualty insurance groups to which the performance of the Company is compared are as follows: Alfa Insurance Group, Allstate, Chubb, Cincinnati Insurance Companies, Harleysville Group, Meridian Insurance Group, Ohio Casualty Group, Safeco, and Selective Insurance Group. The points system is adjusted as follows:

TOTAL POINTS EARNED  PERCENT OF TARGET
-------------------  -----------------
       30-27                100%
       26-23                 80%
       22-19                 60%
       18-15                 40%
       14-11                 20%
    10 or less                0%

     The performance of State Auto as respects combined ratio, three-year average shareholders' return, and direct written premium growth are ranked from 10 to 1 with 10 being the best in each criteria. The rank equates to a point total. The highest point total attainable is 30, the lowest is 3. These peer companies are not necessarily the same group of insurers in the NASDAQ Insurance Index or in the NAII Salary Survey referred to above.

     Mr. Moone's targeted bonus available equals 50% of his annual salary. In addition, the plan contemplates that the Executive Compensation Committee may award an additional bonus of up to 25% of base salary based on a subjective evaluation of his performance by the Committee. As respects the bonus to be earned for 2000, the Committee will determine the number of points the Company earned when the statutory combined ratio and premium revenue growth numbers for each of the peer company groups become available. In addition, the Committee must determine the amount, if any, of bonus payable due to its evaluation of Mr. Moone's performance as Chief Executive Officer under the discretionary component of the Executive Bonus Plan for Mr. Moone. Hence, Mr. Moone's bonus earned in the 2000 calendar year remains undetermined.

               EXECUTIVE COMPENSATION COMMITTEE/STOCK OPTIONS COMMITTEE

               David J. D'Antoni
               William J. Lhota
               George R. Manser

                         REPORT OF THE AUDIT COMMITTEE

     The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited financial statements in the Annual Report on Form 10-K for the Company's 2000 fiscal year with management, including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards. In addition, the Audit Committee discussed with the independent auditors the auditors' independence from management and the Company, including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of nonaudit services with the auditors' independence.

     The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Committee held four meetings during the 2000 fiscal year, and each member of the Audit Committee attended at least 75% of the meetings.

     In reliance on the reviews and discussions referred to above, the Audit Committee approved that the audited financial statements be included in the Annual Report on Form 10-K for the 2000 fiscal year for filing with the Securities and Exchange Commission.

     The Company's Board of Directors has adopted a written charter for the Audit Committee. A copy of the Audit Committee Charter is attached to this Proxy Statement as Appendix A.

     All of the members of the Audit Committee are independent directors as defined by the rules and regulations of Nasdaq.

               AUDIT COMMITTEE

               David J. D'Antoni
               George R. Manser
               Richard K. Smith

                               PERFORMANCE GRAPH

     The line graph below compares the total return on $100 invested on December 31, 1995, in the Company's shares, the CRSP Total Return Index for the NASDAQ Stock Market ("NASDAQ Index"), and the CRSP Total Return Index for NASDAQ insurance stocks ("NASDAQ Ins. Index"), with dividends reinvested.

                     COMPARISON OF CUMULATIVE TOTAL RETURN

                                                          STFC                    NASDAQ INDEX              NASDAQ INS. INDEX
                                                          ----                    ------------              -----------------
12/31/95                                                     100                         100                         100
12/31/96                                                 104.849                     123.036                     113.991
12/31/97                                                 189.267                     150.693                     167.212
12/31/98                                                  146.18                     212.509                     148.981
12/31/99                                                 108.856                     394.921                     115.566
12/31/00                                                 215.205                     237.618                     145.124

                                 12/31/95   12/31/96   12/31/97   12/31/98   12/31/99   12/31/00
                                 --------   --------   --------   --------   --------   --------
STFC...........................  100.000    104.849    189.267    146.180    108.856    215.205
NASDAQ Index...................  100.000    123.036    150.693    212.509    394.921    237.618
NASDAQ Ins. Index..............  100.000    113.991    167.212    148.981    115.566    145.124

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

     The following table sets forth certain information as of April 3, 2001, with respect to the only shareholder known by the Company to be the beneficial owner of more than 5% of any class of the Company's outstanding Common Shares:

                                                  AMOUNT AND NATURE
                NAME AND ADDRESS                    OF BENEFICIAL      PERCENT
              OF BENEFICIAL OWNER                   OWNERSHIP(1)       OF CLASS
              -------------------                 -----------------    --------
State Automobile Mutual Insurance Company.......     26,302,319          68%
  518 East Broad Street
  Columbus, OH 43215

---------------
(1) Mutual exercises sole voting and investment power with respect to such Common Shares.

                              CERTAIN TRANSACTIONS

     In 2000, the Company and its subsidiaries, State Auto P&C, Milbank, National, State Auto Insurance Company ("State Auto IC"), Strategic Insurance Software, Inc. ("S.I.S."), Stateco Financial Services, Inc. ("Stateco"), and 518 Property Management and Leasing LLC ("518 PML"), operated and managed their businesses in conjunction with Mutual under a Management and Operations Agreement dated January 1, 2000 (the "2000 Management Agreement"). Under the 2000 Management Agreement, every executive, managerial, technical, professional, supervisory, and clerical function for all of the above named companies to the 2000 Management Agreement is performed by an employee of State Auto P&C. Prior to that time, State Auto P&C performed only executive management services for the insurance companies named above (other than State Auto IC which was not in business prior to January 1, 2000). In addition to the 2000 Management Agreement, there is also a Management and Operations Agreement dated January 1, 2000 (the "2000 Midwest Management Agreement"), among State Auto P&C, Mutual, and Midwest Security Insurance Company ("Midwest Security"), a wholly owned subsidiary of Mutual, and a Management and Operations Agreement dated January 1, 2000 (the "2000 Farmer Casualty Management Agreement"), among State Auto P&C, Farmers Casualty Insurance Company ("Farmers Casualty"), and Mid-Plains Insurance Company ("Mid-Plains"), a wholly owned subsidiary of Farmers Casualty. The services provided to each of these companies mirror those provided by State Auto P&C to Mutual. Under the 2000 Management Agreement, Mutual, National and State Auto IC each are obligated to pay a fee equal to 4% of average surplus of such managed insurer, provided the performance of each managed insurer exceeds the performance standard set forth in the 2000 Management Agreement. Under the 2000 Midwest Management Agreement and the 2000 Farmers Casualty Management Agreement, each respective managed insurer is obligated to pay .75% of direct written premium as a management fee.

     In return for the management and operations services provided under the 2000 Management Agreement, State Auto P&C receives an annual fee equal to 4% of the three-year average annual statutory surplus of each insurance company managed (less statement valuations for managed subsidiaries). However, the management fee from a managed insurer can be withheld if that company does not meet the standards of performance described or incorporated in the 2000 Management Agreement, as approved by the boards of directors of the insurers that are parties to that agreement. During 2000, the following companies incurred the following management fees to State Auto P&C under the 2000 Management Agreement, the 2000 Midwest Management Agreement, and the 2000 Farmers Casualty Management Agreement: Mutual -- $14.5 million; Milbank -- $2.6 million; National -- $0.5 million; Midwest Security -- $0.1 million; Farmers Casualty -- $0.2 million; Mid-Plains -- $52,489; State Auto IC -- $0.2 million; Stateco -- $0.3 million; S.I.S. -- $78,466; and 518 PML -- $0.3 million. Based on a review by the Company of other similar arrangements, the Company believes the amount of the management fee charged to each managed company is comparable to what would be charged by an independent third party performing the same services.

     The Ohio Department of Insurance (the "Department") has requested that, beginning in 2001, Mutual file an analysis on a quarterly basis with the Department that justifies the apportionment of the service fee paid by Mutual to State Auto P&C under the 2000 Management Agreement in accordance with the accounting guidance outlined in Statement of Statutory Accounting Principles No. 70 -- Allocation of Expenses. The Company believes its accounting for such service fee is consistent with all statutory accounting principles. However, there can be no assurance that all or any part of the service fee paid by Mutual will be justified to the Department's satisfaction, which may affect the amount of such fee recognized as revenue by Company.

     The 2000 Management Agreement also addresses procedures for resolving potential conflicts of interest. Generally, business opportunities presented to the common officers of the companies, other than business opportunities that meet certain criteria, must be presented to a four-member coordinating committee consisting of two directors of Mutual, who represent the interests of Mutual and its subsidiary, and two directors of the Company, who represents the interests of the Company and its subsidiaries. This committee reviews and evaluates the business opportunity using such factors as it considers relevant. Based upon such review and evaluation, this committee then makes recommendations to each respective board of directors as to whether or not such business opportunities should be pursued and, if so, by which company. The boards of directors of Mutual or its insurer subsidiary and of the Company or any of its subsidiaries must then act on the recommendation of the committee after considering all other factors deemed relevant to them.

     The 2000 Management Agreement, the 2000 Midwest Management Agreement, and the 2000 Farmers Casualty Management Agreement each has a ten-year term and automatically renews for an additional ten-year term, provided that any party to the agreement can terminate its own participation at the end of the term then in effect by giving at least two years' advance written notice of non-renewal to the other parties, with the exception that Milbank may terminate its participation on 120 days notice. Any party can also terminate its participation upon events constituting a change of control or potential change of control (as defined in the 2000 Management Agreement, the 2000 Midwest Management Agreement, and the 2000 Farmers Casualty Management Agreement) of the Company, or upon agreement of the parties. The agreement automatically terminates with respect to a party (and only that party) if such party is subject to insolvency proceedings.

     Since January 1987, State Auto P&C and Mutual have participated in an intercompany pooling arrangement which has been amended from time to time, including amendments adding participants to the pooling arrangement and adjusting pooling percentages. Under the terms of the pooling arrangement, State Auto P&C and the other pool participants cede all of their insurance business to Mutual. All of Mutual's property and casualty insurance business is also included in the pooled business, except for voluntary assumed reinsurance business. Mutual then cedes a percentage of the pooled business to State Auto P&C and the other pool participants and retains the balance. As of December 31, 2000, the parties to the pooling arrangement and their allocated pooling percentages were as follows: Mutual -- 46%; State Auto P&C -- 39%;
Milbank -- 10%; Farmers Casualty -- 3%; Midwest Security -- 1%; and State Auto IC -- 1%.

     Stateco provides insurance premium finance services to certain policyholders of Mutual, State Auto P&C, and Milbank. Premiums for property and casualty insurance are typically payable at the time a policy is placed in force or renewed. On certain large commercial policies, the premium cost may be difficult for a policyholder to pay in one sum. Stateco makes loans to policyholders for the term of an insurance policy to enable them to pay the insurance premium in installments over the term of the policy, and retains a contractual right to cancel the insurance policy if the loan installment is not paid on a timely basis.

     In 1993, Stateco expanded its business activities to include a broader range of financial services. It now undertakes, on behalf of Mutual, State Auto P&C, Milbank, National, Midwest Security, Farmers Casualty, Mid-Plains, and State Auto IC, the responsibility of managing those companies' investable assets. In consideration of this service, Stateco charges each of these companies an annual fee, paid quarterly, based on a percentage of the average investable assets of each company. The percentage currently set is 0.4% for bonds and 0.5% for equities, with a 0.1% bonus available if the stock portfolio return exceeds that of the S&P 500 Index for the same period. During 2000, the following companies incurred the following fees to Stateco:
Mutual -- $2.9 million; State Auto P&C -- $1.9 million; Milbank -- $0.6 million; National -- $0.1 million; Midwest Security -- $58,700; Farmers Casualty -- $0.1 million; Mid-Plains -- $33,206; and State Auto IC -- $49,858. The Company believes the fees charged by Stateco to each company is comparable to those charged by independent investment managers.

     The Company's wholly owned subsidiary, S.I.S., develops and sells software for use by insurance companies and insurance agencies. S.I.S. sells its software and software support services to its affiliated insurers and to nonaffiliated entities. In 2000, these affiliates paid $1.9 million to S.I.S. for its services and products.

     Mutual has guaranteed the adequacy of State Auto P&C's loss and loss expense reserves as of December 31, 1990. Pursuant to the guarantee, Mutual has agreed to reimburse State Auto P&C for any losses and loss expenses in excess of State Auto P&C's December 31, 1990 reserves ($65,463,732) that may develop from claims that have occurred on or prior to that date. This guarantee ensures that any deficiency in the reserves of State Auto P&C as of December 31, 1990, under the pooling arrangement percentages effective on December 31, 1990, will be reimbursed by Mutual.

     Paul W. Huesman, a director of the Company, is the president and a majority owner of the Huesman-Schmid Insurance Agency, an independent insurance agency licensed to sell insurance products for State Auto P&C, Mutual, National, and State Auto IC. During 2000, State Auto P&C, National, Mutual, and State Auto IC paid such insurance agency and its affiliated agencies commissions in the amount of $523,455. Such commissions were determined in the same manner as commissions were determined for other agencies of State Auto P&C, Mutual, National, and State Auto IC.

     State Auto P&C, Mutual, Milbank, National, Midwest Security, Farmers Casualty, Mid-Plains and State Auto IC (collectively the "State Auto Group") together participate in a catastrophe reinsurance program. Under this program, State Auto P&C is the catastrophe reinsurer for the State Auto Group. The amount retained by the State Auto Group is $40.0 million for each occurrence. For up to $80.0 million in losses, excess of $40.0 million, traditional reinsurance coverage is provided. In the event the State Auto Group incurs catastrophe losses in excess of $120.0 million, the Company has entered into a structured contingent financing transaction with Bank One, NA ("Bank One") to provide up to an additional $115.0 million to be used to cover catastrophe losses in excess of $120 million. Under this arrangement, in the event of such a loss, the Company would sell redeemable preferred shares to SAF Funding Corporation, a special purpose company ("SPC"), which will borrow the money necessary for such purchase from Bank One and a syndicate of other lenders. The Company will contribute to State Auto P&C the proceeds from the sale of its preferred shares. State Auto P&C has assumed catastrophe reinsurance from Mutual, Milbank, National, Midwest Security, Farmers Casualty, Mid-Plains, and State Auto IC pursuant to a Catastrophe Assumption Agreement in the amount of $115.0 million excess of $120.0 million. State Auto P&C will use the contributed capital to pay its direct catastrophe losses and losses assumed under the Catastrophe Assumption Agreement. The Company is obligated to repay the SPC (which will repay the lenders) by redeeming the preferred shares over a six-year period. This layer of $115.0 million in excess of $120.0 million has been excluded from the pooling agreement, In addition, the Company's obligation to repay Bank One has been secured by a Put Agreement among the Company, Mutual and the Lenders, under which, in the event of a default by the Company as described in the Credit Agreement or in the Put Agreement, Mutual would be obligated to put either the preferred shares or the loan(s) outstanding.

     The Company's wholly owned subsidiary, 518 PML, leases an office building it owns near Nashville, Tennessee, to Mutual. 518 PML received $484,385 from Mutual in rent for the Tennessee office in 2000. In addition, 518 PML leases an office building it owns in Greer, South Carolina, to Mutual for its Southern Regional Office. 518 PML received $524,880 from Mutual in rent for this office in 2000. The Company believe these rents reflect market rates.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     Ernst & Young LLP served as the independent public accountants for the Company for its fiscal year ended December 31, 2000. Ernst & Young LLP has been retained by the Company as its independent public accountants for the fiscal year ending December 31, 2001. It is expected that a representative of Ernst & Young LLP will be present at the Annual Meeting and will be given an opportunity to make a statement, if such representative desires, and to respond to appropriate questions.

     Aggregate fees billed to the Company for the year ending December 31, 2000, by Ernst & Young LLP were as follows:

Audit Fees..................................................    $129,278
Financial Information Systems Design and Implementation
  Fees......................................................    $      0
All Other Fees..............................................    $132,902(1)(2)

---------------

(1) Includes fees for tax consulting and other non-audit services.

(2) The Audit Committee has considered whether the provision of these services is compatible with maintaining the principal accountant's independence.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders to be held in May 2002 must be received by the Company at its principal executive offices for inclusion in the Proxy Statement and form of Proxy on or prior to 120 days in advance of the first anniversary date of this Proxy Statement. If a shareholder intends to present a proposal at the 2002 Annual Meeting, but does not seek to include such proposal in the Company's Proxy Statement and form of proxy, such proposal must be received by the Company on or prior to 45 days in advance of the first anniversary of the date of this Proxy Statement or the persons named in the form of proxy for the 2002 Annual Meeting will be entitled to use their discretionary voting authority should such proposal then be raised at such meeting, without any discussion of the matter in the Company's Proxy Statement or form of proxy.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's officers, directors and persons who own more than 10% of the Common Shares to file statements of beneficial ownership of the Common Shares. Based solely on a review of copies of the forms filed under Section 16(a) and furnished to the Company, the Company believes that all applicable Section 16(a) filing requirements were complied with during 2000, except as follows: Paul J. Otte, a director of Mutual, reported in January 2001 an acquisition of 500 Common Shares acquired in June 2000; and Richard K. Smith, a director of the Company and Mutual, reported in February 2001 an acquisition of 2,000 Common Shares acquired in August 2000.

                                 OTHER MATTERS

     Management does not know of any other matters, which may come before the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxy in accordance with their judgment on such matters.

     The Company will bear the cost of solicitation of proxies. In addition to the use of the mails, proxies may be solicited by officers, directors, and regular employees, personally or by telephone or telegraph, and the Company will reimburse banks, brokers, and nominees for their out-of-pocket expenses incurred in sending proxy material to the beneficial owners of shares held by them. If there are follow-up requests for proxies, the Company may employ other persons for such purpose.

                                              JOHN R. LOWTHER
                                              Secretary

                                                                      APPENDIX A

                            Audit Committee Charter

  Organization

     The Audit Committee of The Board of Directors shall be comprised of at least three directors who are independent of management and the Company and its subsidiaries or affiliates. Members of the Audit Committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company, as described in NASD Rule 4200. All Audit Committee members must be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement, and cash flow statement, and at least one member will have past employment experience in finance or accounting, requisite professional certification in accounting, or comparable experience or background in accounting or related financial management expertise.

  Statement of Policy

     The Audit Committee shall provide assistance to the directors in fulfilling their responsibility to the shareholders/policyholders, potential shareholders/policyholders, and investment community relating to corporate accounting, reporting practices of the company, and the quality and integrity of financial reports of the Company. In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the directors, the independent auditors, the internal auditors, and the senior management of the Company.

  Responsibilities

     In carrying out its responsibilities, the Audit Committee believes its policies and procedures should remain flexible in order to best react to changing conditions and to ensure that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

     The Audit Committee's duties shall include (where appropriate):

     - Authority and responsibility to select, evaluate and, where appropriate recommend replacement of the independent auditors to the Board of Directors, as the independent auditors are ultimately accountable to the Board and Audit Committee.

     - Meet with the independent auditors and senior management of the Company to review the scope of the proposed audit for the current year and the procedures to be utilized, and at the conclusion thereof meet again to review such audit, including any comments or recommendations of the independent auditors.

     - Review the quarterly financial statements with senior management and the independent auditors prior to the press release of results to determine that the independent auditors do not take exception to the content of the financial statements, and discuss any other matters required to be communicated to the Committee by the independent auditors. The Committee Chairman, or his designee, may represent the entire Committee for purposes of this review.

     - Review the independent auditors' compensation.

     - Review with management and the independent auditors the adequacy of reserves.

     - Review reports received from independent auditors, the chief internal auditor, financial and accounting personnel, regulators, and other legal and regulatory agencies concerning matters that may have a material effect on the financial statements or related company compliance policies.

     - Review with the independent auditors, the chief internal auditor, and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company. Elicit recommendations for the improvement of such internal controls in areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of internal controls: (1) to expose any payments, transactions, or procedures that might be deemed illegal or otherwise improper, and (2) in areas which would entail significant risk or exposure to the Company.

     - Review the Company's internal audit function including the independence and authority of its reporting obligations, a summary of findings from completed internal audits, and a progress report on the proposed internal audit plan, with explanations for any deviations from the original plan.

     - Sole responsibility for appointment, termination, or replacement of the chief internal auditor.

     - Provide sufficient opportunity for the chief internal auditor and independent auditors to meet with the members of the audit committee without members of management present.

     - On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services that may impact the objectivity and independence of the auditors, and take, or recommend that the board of directors take, appropriate action to oversee the continuing independence of the auditors.

     - Pre-approve the Company's use of the independent auditors to perform significant non-audit services.

     - Review and reassess the adequacy of this Charter on an annual basis.

                                  DETACH CARD
--------------------------------------------------------------------------------

STATE AUTO FINANCIAL CORPORATION ANNUAL MEETING OF SHAREHOLDERS
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned hereby appoints Robert H. Moone, and in the event he is unable to so act, Steven J. Johnston and John R. Lowther, and any one or more of them, Proxies, with full power of substitution, to represent and vote all common shares, without par value, of State Auto Financial Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders to be held at the Company's principal executive offices located at 518 East Broad Street, Columbus, Ohio on Friday, May 25, 2001, at 10:00 A.M., EDST, and at any and all adjournments thereof, as specified on the reverse of this Proxy.

   1. ELECTION OF THE FOLLOWING                       WITHHELD        [ ]
      NOMINEES AS CLASS I DIRECTORS:                  for all Nominees
      FOR all Nominees        [ ]
      (except as marked to the contrary)

              John R. Lowther, Paul W. Huesman, and Robert H. Moone.

   TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S) PRINT THE NAMES(S) OF SUCH PERSON(S) IN THE SPACE BELOW

   -----------------------------------------------------------------------------

   2. In the discretion of the named Proxies, to vote on all other matters that may properly come before the meeting or any adjournment thereof.
        [ ]  For                [ ]  Against                [ ]  Abstain

                  (CONTINUED, AND TO BE SIGNED ON OTHER SIDE)

                                  DETACH CARD
--------------------------------------------------------------------------------

                        State Auto Financial Corporation

(Continued from the other side)

The shares represented by this Proxy will be voted as directed by the shareholder. IF NO DIRECTION IS GIVEN WHEN THE DULY EXECUTED PROXY IS RETURNED, SUCH SHARES WILL BE VOTED "FOR ALL NOMINEES" IN ITEM 1.

                                                    [ ] I PLAN TO ATTEND MEETING

                                              Date........................, 2001

                                              ..................................
                                              Signature

                                              ..................................
                                              Signature

                                              Please mark, date and sign as your
                                              name appears below and return in
                                              the enclosed envelope. If acting
                                              as executor, administrator,
                                              trustee, guardian, etc., you
                                              should so indicate when signing.
                                              If the signer is a corporation,
                                              please sign the full corporate
                                              name by a duly authorized officer.
                                              If shares are held jointly, each
                                              stockholder named should sign.